Exhibit 99.1
Encore Energy Partners Announces Acquisition of Arkoma Basin and
Royalty Properties from Encore Acquisition Company
FORT WORTH, Texas — (BUSINESS WIRE) – December 9, 2008
Encore Energy Partners LP (NYSE: ENP) (the “Partnership” or “ENP”) announced today that it has signed an agreement to acquire oil and natural gas producing properties in the Arkoma Basin and royalty interest properties primarily in Oklahoma as well as 10,300 unleased mineral acres from Encore Acquisition Company (NYSE: EAC) (“EAC”). The purchase price is $49 million in cash, less associated acquisition-related hedge premiums of approximately $3 million, resulting in a net purchase price of approximately $46 million. The acquisition will be effective November 1, 2008 and is expected to close in early January 2009.
The acquisition has been hedged at an average NYMEX equivalent price of $7.51 per thousand cubic feet (“Mcf”) through the 4 years ending December 31, 2012. In addition, as a result of the increase in debt levels from the acquisition, the Partnership entered into an interest rate swap whereby it swapped $50 million of floating rate LIBOR debt to a fixed rate of 2.42 percent and an expected margin of 1.5 percent through March 7, 2012, the maturity date of the Partnership’s revolving credit facility.
The royalty interest properties include interests in over 1,700 wells in Arkansas, Texas, and Oklahoma as well as 10,300 unleased mineral acres. The Arkoma Basin properties consist of non-operated working interests in over 100 producing wells in the Chismville field. The properties have total proved reserves of approximately 2.8 million barrels of oil equivalent (“BOE”), 73 percent of which are proved developed producing and 87 percent of which are natural gas. The properties currently produce approximately 500 BOE per day, or 3 million cubic feet of natural gas equivalent per day, of which 91 percent is natural gas. The estimated average reserve-to-production ratio is 15.3 years.
The properties are expected to average a negative 9 percent differential to NYMEX natural gas prices and a negative 2 percent differential to NYMEX oil prices. Lease operating expenses are expected to average $0.18 on a Mcf equivalent basis. Production taxes are expected to average 4 percent of total wellhead oil and natural gas revenues.
Jon S. Brumley, Chief Executive Officer and President of Encore Energy Partners GP LLC, stated, “About half of the production from these properties is from royalties which have the attribute of no future capital or production costs with production remaining flat. The other half of production is generated from high-margin non-operated natural gas properties in the Chismville field of Arkansas.” He went on to state, “These properties have what it takes to be a good match for an MLP: high margins, predictable production profiles, and shallow declines. When you combine our 4-year hedging program with these properties, we’ll have excellent accretion for relatively little risk. These properties improve

Encore Energy Partners LP
Property Acquisition from EAC
our high-margin base and complement our high-quality inventory of drilling projects. This MLP will now receive the benefit of infinite rate-of-return projects for many years to come from the royalty package. These properties were assembled for generations, and the quality will shine through at ENP.”
In order to fund the purchase price, ENP will borrow under its revolving credit facility. The transaction will be immediately accretive to ENP’s 2009 distributable cash flow per unit.
Bob Reeves, Chief Financial Officer and Senior Vice President of Encore Energy Partners GP LLC, stated, “At a time when managing risks is paramount to making sound investment decisions, we’ve taken as many risks out of the equation with this deal as possible. We have customized the size of this package to ensure the Partnership has adequate liquidity, but at the same time, the Partnership will also receive meaningful accretion. We minimized the performance risks by packaging over 1,800 different producing properties that require very little operating and capital costs. We mitigated the risks associated with commodity prices to the Partnership by hedging 4 years of production at an average price of $7.51 per Mcf and then adjusting the purchase price by the associated premiums to ensure the Partnership realizes the intended cash flow on the investment. Finally, we hedged the associated interest rate risk through the maturity date of the credit facility in 2012 at historically low LIBOR interest rate levels.” Mr. Reeves went on to state, “We went to great lengths to protect the downside associated with this deal, but the Partnership still has a lot of upside remaining with the deal. Our hedging philosophy protects two thirds of the downside commodity price risk but two thirds of the commodity price upside remains intact because of our hedging philosophy that utilizes a combination of floors and swaps. On the property side, there is over 10,000 net acres of unleased minerals in Oklahoma and many remaining low-risk development opportunities in Arkansas. There’s no doubt that this deal looks ideal for the Partnership, and it should, as it was custom made for ENP.”
In connection with the acquisition, the Partnership entered into natural gas derivative contracts, extending its natural gas hedging portfolio through 2012. The Partnership’s updated hedging positions, including its interest rate swap agreements, are shown below. The following table summarizes the Partnership’s new natural gas derivative contracts (prices shown at contract prices as opposed to NYMEX equivalent prices):

	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average
	Floor	Floor	Swap	Swap
Period	Volume	Price (a)	Volume	Price (a)
	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)
2009	1,800	$6.76	—	$—

2010	898	7.51	902	6.30

2011	898	6.76	902	6.70

2012	898	6.76	902	6.66

(a)	Natural gas prices represent various price points. The approximate differentials between these price points and NYMEX Henry Hub is positive $0.70 — $0.80 per Mcf.

Encore Energy Partners LP
Property Acquisition from EAC
The Board of Directors of the Partnership’s general partner approved the transaction based on a recommendation from its Conflicts Committee, which consists entirely of independent directors. Simmons & Company International and Griffis & Associates, LLC acted as financial advisors to ENP’s Conflicts Committee, and Simmons & Company International delivered a fairness opinion in connection with the transaction. Barclays Capital acted as financial advisor and rendered a fairness opinion to EAC’s Board of Directors in connection with the transaction.
Summary of Derivative Positions as of December 9, 2008:
Oil Derivative Contracts (b), (c)

	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price
	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)
Dec. 2008	880	$80.00	440	$107.60	—	$—
	2,000	75.00	—	—	—	—
	500	65.00	—	—	—	—

2009	3,130	110.00	440	97.75	1,000	68.70

2010	880	80.00	440	93.80	—	—
	2,000	75.00	1,000	77.23	—	—

2011	1,880	80.00	1,440	95.41	—	—
	1,000	70.00	—	—	—	—
Natural Gas Derivative Contracts (b)

	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price
	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)
Dec. 2008	3,800	$8.20	3,800	$9.83	—	$—
	3,800	7.20	—	—	—	—

2009	3,800	8.20	3,800	9.83	—	—
	5,600	7.06	—	—	—	—

2010	3,800	8.20	3,800	9.58	902	6.30
	4,698	7.26	—	—	—	—

2011	898	6.76	—	—	902	6.70

2012	898	6.76	—	—	902	6.66

(b)	Oil prices represent NYMEX WTI monthly average prices, while natural gas prices represent various price points. As shown above, the approximate differentials for contracts entered into in conjunction with the acquisition and NYMEX Henry Hub is positive $0.70 — $0.80 per Mcf. Previous natural gas contracts represent IF Houston Ship Channel prices, for which the approximate differential to NYMEX Henry Hub is positive $0.30 per Mcf.

Encore Energy Partners LP
Property Acquisition from EAC
(c)	In order to partially finance the cost of premiums on certain purchased floors, the Partnership may sell floors with a strike price below the strike price of the purchased floor, thereby entering into a floor spread. In the above table, the purchased floor component of these floor spreads are shown net and included with the Partnership’s other floor contracts. In addition to the floor contracts shown for 2009, the Partnership has a floor contract for 1,000 barrels per day at $63.00 per barrel and a short floor contract for 1,000 barrels per day at $65.00 per barrel.
Interest Rate Swap Agreements

	Notional	Fixed	Floating
Period	Amount	Rate	Rate
	(in thousands)
Dec. 2008 - Jan. 2011	$50,000	3.1610%	1 month LIBOR
Dec. 2008 - Jan. 2011	25,000	2.9650%	1 month LIBOR
Dec. 2008 - Jan. 2011	25,000	2.9613%	1 month LIBOR
Jan. 2009 - March 2012	50,000	2.4200%	1 month LIBOR
About the Partnership
Encore Energy Partners LP was formed by Encore Acquisition Company to acquire, exploit, and develop oil and natural gas properties and to acquire, own, and operate related assets. ENP’s assets currently consist primarily of producing and non-producing oil and natural gas properties in the Big Horn Basin of Wyoming and Montana, the Williston Basin of North Dakota, and the Permian Basin of West Texas.
Cautionary Statement
This press release includes forward-looking statements, which give ENP’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, estimated reserves and production, estimated reserve-to-production ratio, future capital or production costs, expected lease operating expenses and production taxes, differentials, expected accretion to distributable cash flow per unit, expected margins, the predictability of production profiles, decline rates, estimated premiums associated with new derivative contracts (and expected benefits from such contracts), expected risks related to the acquisition, the expected closing of the transaction and the anticipated benefits therefrom, the adequacy of ENP’s liquidity, risk mitigation, and any other statements that are not historical facts. The assumptions of management and the future performance of ENP are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect ENP’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; ENP’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith); uncertainties in the estimation of proved, probable, and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in ENP’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of ENP’s properties; diversion of management’s attention

Encore Energy Partners LP
Property Acquisition from EAC
from existing operations while pursuing acquisitions; availability of capital; the strength and financial resources of ENP’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; risks of derivative counterparty nonperformance; general economic and business conditions (including consolidation among financing sources and the tightening of credit markets); industry trends; and other factors detailed in ENP’s 2007 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. ENP undertakes no obligation to publicly update or revise any forward-looking statements.
Contacts
Encore Energy Partners LP, Fort Worth, TX
Bob Reeves, 817-339-0918
rcreeves@encoreacq.com
Kim Weimer, 817-339-0886
kweimer@encoreacq.com